Exhibit 99.2

Company disclaimer This presentation contains forward-looking information related to Lundbeck, and the proposed acquisition of Alder by Lundbeck that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, the anticipated contingent value right payment, anticipated royalties, earnings dilution and accretion, and growth, Lundbeck’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Lundbeck and Alder, Alder’s product pipeline and portfolio assets, Alder's ability to achieve certain milestones that trigger the contingent value right payment, the anticipated timing of closing of the proposed acquisition and expected plans for financing the proposed acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Alder’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers may be made; risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits and accretion from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Lundbeck’s common stock, Lundbeck’s credit ratings and/or Lundbeck’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; changes in reimbursement rules and governmental laws and related interpretations thereof; delay or failure of development projects, production problems, unexpected contract breaches or terminations; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies, including government-mandated price decreases for Lundbeck’s products; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the uncertainty that the milestones for the CVR payment may not be achieved in the prescribed timeframe or at all; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from Lundbeck’s and Alder's clinical studies; whether and when drug applications may be filed in any jurisdictions for any potential indication for any of Lundbeck’s and Alder's pipeline assets; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any such products; and competitive developments. Lundbeck does not undertake any obligation to update these forward-looking statements (whether as a result of new information, future events or otherwise) except to the extent otherwise required by law. A further description of risks and uncertainties relating to Alder can be found in Alder’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and https://www.alderbio.com/. These forward-looking statements are based on numerous assumptions and assessments made by Lundbeck in light of its experiences and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes are appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this presentation could cause Lundbeck's plans with respect to Alder, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in the forward-looking statements in this presentation are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this presentation are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this presentation. Certain assumptions made by Lundbeck are required by Danish Securities Law for full disclosure of material corporate information. Some assumptions, including assumptions relating to sales associated with product that is prescribed for unapproved uses, are made considering past performances of other similar drugs for similar disease states or past performance of the same drug in other regions where the product is currently marketed. It is important to note that although physicians may, as part of their freedom to practice medicine in the US, prescribe approved drugs for any use they deem appropriate, including unapproved uses, at Lundbeck, promotion of unapproved uses is strictly prohibited. This presentation contains forward-looking statements that provide our expectations or forecasts of future events such as new product introductions, product approvals and financial performance. Such forward-looking statements are subject to risks, uncertainties and inaccurate assumptions. This may cause actual results to differ materially from expectations and it may cause any or all of our forward-looking statements here or in other publications to be wrong. Factors that may affect future results include interest rate and currency exchange rate fluctuations, delay or failure of development projects, production problems, unexpected contract breaches or terminations, government-mandated or market-driven price decreases for Lundbeck's products, introduction of competing products, Lundbeck's ability to successfully market both new and existing products, exposure to product liability and other lawsuits, changes in reimbursement rules and governmental laws and related interpretation thereof, and unexpected growth in costs and expenses. Lundbeck undertakes no duty to update forward-looking statements.

Cautionary statements - notice to investors The tender offer (the Offer) for the outstanding common stock of Alder referred to in this company release has not yet commenced. The description contained in this company release is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lundbeck and Purchaser will file with the U.S. Securities and Exchange Commission (the SEC). The solicitation and offer to buy the common stock of Alder will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Lundbeck will file a tender offer statement on Schedule TO and thereafter Alder will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Lundbeck and when available may be obtained by directing a request to the Information Agent for the tender offer which will be named in the Schedule TO. on Alder’s internet website at http://investor.alderbio.com/financial-information/sec-filings or by contacting Alder’s investor relations contact at +1 (212) 362-1200. In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Lundbeck, as well as the solicitation/recommendation statement filed by Alder, Alder will also file annual, quarterly and current reports with the SEC. You may read and copy any reports or other information filed by Lundbeck or Alder at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Alder’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Executing on Expand and Invest to Grow Alder Biopharmaceuticals is a company Lundbeck has entered into an agreement to acquire, where closing is pending Guided by Lundbeck’s Purpose: “Tirelessly dedicated to restoring brain health, so every person can be their best”

Executing on Expand and Invest to Grow Acquiring a potential best-in-class molecule in an area with high unmet medical need Expanding into migraine prevention – strong fit to our strategic disease focus Leveraging our global commercial strengths in neurology Eptinezumab to become a global product Accelerating monoclonal antibody process development capabilities Supporting our growth aspirations – eptinezumab IP protected to mid-2030s

Migraine is one of the most debilitating diseases globally Most disabling disease for people under 50 years - the most productive years of people’s lives1 1) Steiner, TJ, Stovner, LJ, & Vos, T. The Journal of Headache and Pain (2018) 19:17 .”Most disabling disease of people under 50 years old.” 2) Migraine Research Foundation. Migraine Facts. Available at: https://migraineresearchfoundation.org/about-migraine/migraine-facts/. Accessed January 2, 2019. 3) Decision Resources: DRG 2018 Migraine Market report Attacks usually last 4-72 hours2 Symptoms include extreme pain, nausea, vomiting, extreme sensitivities to light and sound, gastrointestinal issues ~18m individuals are candidates for prevention – less than 50% are treated3 Significant unmet medical needs remain with existing preventive treatments, including speed of onset Chronic migraine often leads to depression, anxiety, and sleep disturbances2

Migraine profoundly affects patients’ lives 1) Chronic Migraine in America Survey Results of 3923 individuals living with migraine, 2016. Presented by migraine.com. 2) Alder proprietary patient market research, 2017 (N=250). Patients value efficacy and onset of efficacy regardless of the mode of administration 87% rate effectiveness as important in determining whether they accept treatment (highest-rated)2 79% rate fast acting as an important treatment feature when considering migraine prevention2 93% say migraine affects their ability to work1 89% say migraine affects their ability to maintain relationships with a partner1 86% say migraine affects their ability to maintain relationships with children1 Only 4/10 are satisfied with their current migraine treatment1

Migraine prevention represents a large and under served market

Addressable population (major countries[1])


~134m – Migraine prevalence
~41m – diagnosed patients (30%)
~18m – Eligible for prevention (43%)
~9m – Currently on prophylactic treatment

Migraine is divided into two major categories, episodic and chronic depending on the frequency of headaches


1-14 migraine days per month
>14 migraine days per month
Episodic
Frequent episodic
Chronic
Acute treatment
Migraine prevention
<4 migraine days per month
>4 migraine days per month

1) Decision Resource, DRG 2018 Migraine Market report. Covers G7+China

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Eptinezumab: Rapid, effective and sustained elimination of calcitonin gene-related peptide (CGRP) CGRP (Calcitonin Gene-Related Peptide) - a key mediator of chronic migraine Novel, effective and safe treatments like anti-CGRPs hold promise to significantly change the current approach to diagnosis and preventive treatment in migraine Anti-CGRP migraine prevention market is forecasted to be a USD ~7 billion market1 by 2027 (G7 market) 1) Decision Resource: DRG 2018 Migraine Market report The Lancet; published online 16 April 2019. Page 1

Two large pivotal studies including ~2,000 patients demonstrated sustained efficacy and good tolerability PROMISE 1 in Episodic Migraine Patients (N=888; baseline ~9 migraine days/month) Met primary and key secondary endpoints Good tolerability profile at all dosage levels POWERFUL ≥50%, ≥75% and 100% reductions in migraine days FAST Onset of prevention Day One post-infusion SUSTAINED for 3 months following a single administration and sustained or further increased with subsequent infusions PROMISE 2 in Chronic Migraine Patients (N=1,072; baseline ~16 migraine days/month) Met primary and all key secondary endpoints Good tolerability profile at both dosage levels +

Significant reduction in monthly migraine days (MMDs) with eptinezumab at both 100mg and 300 mg

Eptinezumab has shown high response rates, especially in adult patients experiencing frequent, chronic migraine

- ~60% of patients had ≥50% reduction in migraine days
- ~40% of patients had ≥75% reduction in migraine days
- Patients that experienced no migraines for at least half of the study period (≥3 mth):
  - 100mg: 14.0%
  - 300mg: 19.1%
  - Placebo: 4.9%



PROMISE-1
(Change from baseline in MMDs)
-3.9
*
-4.3
†
-3.2
-4.5
-4.8
-3.8
Infusion 1 (Months 1-3)
Infusion 2 (Months 4-6)
Eptinezumab 100mg
Placebo
Eptinezumab 300mg



PROMISE-2
(Change from baseline in MMDs)
0
-2
-4
-6
-8
-10
-7.7
‡
-8.2
‡
-5.6
-8.2
-8.8
-6.2
Infusion 1 (Months 1-3)
Infusion 2 (Months 4-6)
Eptinezumab 100mg
Placebo
Eptinezumab 300mg

*p=0.0182; †p=0.0001; ‡p<0.0001 vs placebo. Months 4–6 were not included in the prespecified statistical algorithms.

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Lundbeck

Eptinezumab demonstrated rapid onset from Day 1 Key secondary endpoint: Percentage reduction on Day 1 PROMISE 1: Eptinezumab 100mg: 52.3% Eptinezumab 300mg: 54.9% Placebo: 24.5% PROMISE 2: Eptinezumab 100mg: 50.3% Eptinezumab 300mg: 51.6% Placebo: 27.1% *p=0.0159 vs placebo, unadjusted; †p=0.0312 vs placebo, unadjusted; ‡p<0.0001 vs placebo. 1. Saper J, Wilks K, Chakhava G, et al. Eptinezumab for the Prevention of Episodic Migraine Through 1 Year: Results from the Phase 3 PROMISE-1 (Prevention of Migraine via Intravenous Eptinezumab Safety and Efficacy–1) Trial. Presented at: 2019 American Academy of Neurology Annual Meeting: Philadelphia, PA; May 4-10, 2019. S38.003 2. Kudrow D, Lipton R, Silberstein S, et al. Eptinezumab for Prevention of Chronic Migraine: Results of 2 Infusions in the Phase 3 PROMISE-2 (Prevention of Migraine via Intravenous Eptinezumab Safety and Efficacy–2) Trial. Presented at: 2019 American Academy of Neurology Annual Meeting: Philadelphia, PA; May 4-10, 2019. P2.10-006

Eptinezumab treatment well-tolerated across doses as compared to placebo Adverse reactions Eptinezumab 100 mg every 3 months N=579 Eptinezumab 300 mg every 3 months N=574 Placebo every 3 months N=588 Nasopharyngitis 6% 8% 6% Safety and tolerability were evaluated in the PROMISE 1 and PROMISE 2 trials In pooled data assessment across the two trials, nasopharyngitis (swelling of the nasal passages and the back of the throat) was the only AE occurring at an incidence of 2.0% or greater than placebo Other AEs included upper respiratory infection, nausea and urinary tract infection, arthralgia (joint pain), dizziness, anxiety and fatigue, which all occurred at a similar incidence to placebo (less than 2% difference vs. placebo) in the pooled data set Adverse reaction occurring with an incidence of ≥2% for either dose of eptinezumab and ≥2% greater than placebo for PROMISE 1 and PROMISE 2 Saper J, Wilks K, Chakhava G, et al. Eptinezumab for the Prevention of Episodic Migraine Through 1 Year: Results from the Phase 3 PROMISE-1 (Prevention of Migraine via Intravenous Eptinezumab Safety and Efficacy–1) Trial. Presented at: 2019 American Academy of Neurology Annual Meeting: Philadelphia, PA; May 4-10, 2019. S38.003 Kudrow D, Lipton R, Silberstein S, et al. Eptinezumab for Prevention of Chronic Migraine: Results of 2 Infusions in the Phase 3 PROMISE-2 (Prevention of Migraine via Intravenous Eptinezumab Safety and Efficacy–2) Trial. Presented at: 2019 American Academy of Neurology Annual Meeting: Philadelphia, PA; May 4-10, 2019. P2.10-00

Eptinezumab – Powerful, Fast and Sustained action Eptinezumab promise Rapid onset of prevention by Day 1 driven by IV formulation and 100% bioavailability, addressing unmet medical need Strong response rate data from two phase III studies Good tolerability profile similar to placebo at all dosages Only prevention treatment available as an IV formulation Quarterly administration: Potentially increased compliance for improved outcome Alternative for patients uncomfortable with self injection ~70% of ~2,000 target headache specialists/neurologists have capabilities to provide in-office IV therapies

Eptinezumab – Exciting upcoming newsflow with interesting LCM potential Regulatory: U.S. PDUFA action date: 21 February 2020 Expected submission in the EU during 2020, followed by submissions for approval in other regions around the world Indication “Treat & Prevent” study H2 2019: Initiate a phase III clinical trial evaluating eptinezumab as a treatment for acute migraine in patients who are candidates for prevention therapy Other potential indications - Medication overuse headache - Cluster headache - Post-concussion headache - Other pain syndroms There are several life cycle management opportunities

Potential to build a migraine franchise in the future with ALD1910 early-stage PACAP[2] inhibitor mAb

A differentiated approach to migraine prevention

- Highly potent and selective humanized PACAP binding antibody
- Progressing towards phase I start in H2 2019
- Preclinical data1 indicate that PACAP2 and CGRP3 have differentiated pharmacology with respect to migraine-associated symptoms
- Potential for mono-therapy in non-CGRP induced migraine or combination therapy with eptinezumab



VIP
PACAP-38
RAMP
VPAC1
VPAC2
PAC1

Kaiser, Russo: "CGRP and migraine: Could PACAP play a role too?", Neuropeptides, Volume 47, Issue 6, 2013

1) Loomis et al: Pharmacologic characterization of ALD1910, a potent humanized monoclonal antibody against the pituitary adenylate cyclase-activating peptide, JPET Fast Forward
2) Pituitary adenylate cyclase-activating peptide
3) Calcitonin gene-related peptide

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Transaction unanimously approved by Alder’s board ü Purchase price: USD 18 per share + a contingent value right (CVR) of USD 2 A total transaction value of USD ~1.95bn, including Alder’s cash Purchase price represents a 79% premium to Friday closing Financial consideration Financial impact Funding Funded through cash and bank financing No change to current dividend policy ü ü Timing ü Purchase through tender offer to Alder’s shareholders followed by a subsequent acquisition by merger for any shares not tendered in the offer Alder’s board recommends shareholders tender their shares Transaction expected to close in Q4 2019* Expected to be core EPS accretive in 2023 Expected to maintain investment grade *) Subject to customary closing conditions, including receipt of required regulatory clearances

Continued solid operational performance for Lundbeck Continued strong growth for strategic brands Expected negative impact from generic erosion Effects from hedging is a loss of DKK 200-250 million OPEX from Abide# is included in guidance range Net financial items of DKK ±50 million expected in 2019 Unchanged currencies from end-August 2019 Upon closure of the transaction Provided the transaction is closed, the financial guidance is expected to be impacted by the following items*: Transaction costs: Approximately DKK 200 million Integration and retention costs: DKK 400-500 million Alder’s expected net burn**: DKK 325-400 million (pro-forma two months) Core EBIT only impacted by Alder’s expected net burn 2019e (DKKbn) Revenue 16.3 − 16.7 Core EBIT 5.0 − 5.4 Implied core EBIT margin ~30% − 33% EBIT 4.2 − 4.6 Implied EBIT margin ~25% − 28% Tax rate 26% − 28% Current 2019 financial guidance *) On a pro-forma basis assuming the transaction is closed on 1 November 2019 **) Alder has guided a net burn of USD 285-315 million for 2019 #) Now Lundbeck La Jolla Research Center

Alder provides Lundbeck the opportunity to build a migraine franchise Expected launch of eptinezumab in the U.S. in H1 2020, thereby contributing to revenue growth starting in 2020 Expected submission in the EU during 2020, followed by submissions for approval in other regions around the world Patent protection until mid-2030´s and several LCM opportunities Provides technical capabilities/biologic capabilities for future pipeline candidates ALD1910 – an exciting early-stage project Lundbeck’s balance sheet remains solid post transaction

Thank you!